UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2018

Southern National Bancorp of Virginia, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive McLean, Virginia 22101
(Address of Principal Executive Offices) (Zip Code)

(703) 893-7400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Culver Employment Agreement

On October 29, 2018, Southern National Bancorp of Virginia, Inc. (the “Company” or “Southern National”) and Sonabank entered into an employment agreement with Jeffrey H. Culver, President and Chief Operating Officer of the Company and Sonabank. The employment agreement with Mr. Culver has a term of two years, and provides for an initial base salary of $350,000 and participation in such benefit plans, policies and programs as may be maintained, from time to time, by the Company.

If Mr. Culver is terminated by Southern National without cause (as defined in the employment agreement) prior to the expiration of the term, then (i) Mr. Culver will receive a severance payment equal to one times his base salary, payable in a single lump sum, and (ii) for 12 months following his termination of employment, or such earlier time that he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company will pay to Mr. Culver an amount in cash equal to the excess of (x) the COBRA cost of continued coverage in the group health plan over (y) the amount that he would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage. In addition, Mr. Culver’s outstanding options will become fully-vested and exercisable as of the date of such termination. If such termination occurs during the two-year period immediately following a change in control (as defined in the Company’s 2017 Equity Compensation Plan), Mr. Culver’s severance would be equal to two times his base salary and the COBRA reimbursement period would be for 24 months. If the Company terminates Mr. Culver’s employment without Cause after the term of the employment agreement expires and Mr. Culver is subject to the restrictive covenants described below, then Mr. Culver will receive severance and COBRA reimbursement for 12 or 24 months, as the case may be, but no acceleration of the vesting of his stock options. All severance benefits under the employment agreement are conditioned upon Mr. Culver’s execution and non-revocation of a separation and full release of claims/covenant not to sue agreement.

The employment agreement provides that any incentive compensation paid to Mr. Culver, including both equity and cash incentive compensation, is subject to repayment or clawback in the event of certain restatements of the Company’s financial statements as further described in the agreement. The employment agreement also contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.

Karafa Change-in-Control Severance Agreement

Also on October 29, 2018, Southern National and Sonabank entered into a change-in-control severance agreement with Jeffrey L. Karafa, Chief Financial Officer of the Company and Sonabank. The change-in-control agreement will terminate on the earliest of (i) the satisfaction of the Company’s severance obligations to Mr. Karafa following his termination of employment due to a qualifying termination (a termination without cause or resignation for good reason within 60 days before, or one-year following, a change in control, as such terms are defined in the change-in-control agreement), (ii) the date of Mr. Karafa’s termination of employment for any reason other than a qualifying termination or (iii) the first anniversary of a change in control. In the event of a qualifying termination, (i) Mr. Karafa will receive an amount equal to 1¼ times his base salary in effect immediately prior to the qualifying termination, payable during the 15-month period immediately following the date of termination in approximately equal installments, and (ii) for 12 months following his termination of employment, or such earlier time that he becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company will pay to Mr. Karafa an amount in cash equal to the excess of (x) the COBRA cost of continued coverage in the group health plan over (y) the amount that he would have had to pay for such coverage if he had remained employed during such 12-month period and paid the active employee rate for such coverage. In addition, Mr. Karafa’s outstanding options will become fully-vested and exercisable as of the date of such termination. The severance benefits are conditioned upon Mr. Karafa’s execution and non-revocation of a separation and full release of claims/covenant not to sue agreement.

The change-in-control agreement also contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for twelve months following the executive’s termination of employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement, dated as of October 29, 2018, by and between Southern NationalBancorp of Virginia, Inc., Sonabank and Jeffrey H. Culver.

10.2	Change-in-Control Severance Agreement, dated as of October 29, 2018, by and between Southern National Bancorp of Virginia, Inc., Sonabank and Jeffrey L. Karafa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

	By:	/s/ Joe A. Shearin
October 30, 2018	Joe A. Shearin
Chief Executive Officer